EXHIBIT 7(c)(i)



                                  STOCK PURCHASE AGREEMENT dated
                                  May 31, 1996 (the "Agreement")
                                  among NOVA TECHNOLOGIES, INC.,
                                  a Delaware corporation
                                  ("Nova"), Vivax Medical Corp.,
                                  a Delaware corporation and a
                                  wholly owned subsidiary of Nova
                                  ("Buyer"), DOUGLAS DREW ("D.
                                  Drew") and DONNA L. DREW ("D.L.
                                  Drew" and, together with D.
                                  Drew, collectively, the
                                  "Sellers", and individually a
                                  "Seller")





         Sellers are the owners of all the issued and outstanding capital stock (the "Shares") of Comed Systems, Inc., a New
Hampshire corporation ("Comed").

         Sellers desire to sell and Buyer desires to purchase the Shares.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the parties, intending to be legally bound, hereby represent, warrant and agree as follows:

                      I.  PURCHASE AND SALE

         1.1 Transaction. Subject to the terms and conditions herein set forth, and on the basis of the representations and warranties herein set forth, at the Closing (as hereinafter defined), each Seller agrees to sell to Buyer, and Buyer agrees to purchase from the Sellers, the number of Shares set forth in
Schedule 1.1 hereof, free and clear of all liens, pledges, encumbrances, charges and claims thereon. Certificates evidencing the Shares to be delivered to Buyer as hereinafter provided shall be either duly endorsed in blank or accompanied by appropriate stock powers endorsed in blank (the "Transfer Instruments"). Such certificates shall also be accompanied by evidence reasonably satisfactory to Buyer of Sellers' payment of any applicable transfer taxes.

         1.2 Disclosure Schedule. Simultaneously with the execution of this Agreement, Sellers shall deliver a schedule (the "Disclosure Schedule") relating to Comed including, but not limited to: (i) copies of all leases, vehicle titles, permits and other material agreements or contracts; (ii) insurance contracts and benefit plans, if any; and (iii) each of the other matters required to be set forth in the Disclosure Schedule as described elsewhere in this Agreement. The Disclosure Schedule shall be deemed to be part of this Agreement.

                       II.  PURCHASE PRICE

         2.1 Purchase Price; Payment. The purchase price to be paid by Buyer for the Shares being purchased hereunder shall consist of:

         (a) 600,000 shares of common stock, $.01 par value, of Nova (the "Nova Shares") that, on the basis of a price per share of $2.50, have a value of one million five hundred thousand dollars
($1,500,000);

         (b) $750,000 represented by Buyer's promissory note, substantially in the form of Exhibit 2.1(b) hereto, payable three hundred sixty-five (365) days from the date of Closing and bearing interest at the rate of 8% per annum (the "Initial Note"). The Initial Note shall be guaranteed by Comed, and such guaranty shall be secured pursuant to the terms of (i) a Security Agreement from Comed to Sellers, in substantially the form of Exhibit 2.1(d) hereof and (ii) a Security Agreement from Nova to Sellers, in substantially the form of Exhibit 2.1(e) hereof (collectively, the "Security Agreements").

         (c) $750,000, represented by Buyer's promissory note, substantially in the form of Exhibit 2.1(c) hereto, bearing interest at the rate of 8% per annum and payable on January 1, 2001, but subject to prepayment in quarter-annual installments of principal on the 60th day following the end of each calendar quarter (but in the case of the calendar quarter ending December 31, on the 110th day following the end of such quarter), commencing with the calendar quarter ending December 31, 1997, in an amount equal to the lesser of (i) $37,500 or (ii) twenty-five per cent (25%) of Comed's Operating Income (as hereinafter defined) during each immediately prior calendar quarter (the "Term Note"). The Term Note shall be guaranteed by Comed, and such guaranty shall be secured pursuant to the terms of the Security Agreements.

         2.2  Determination of Actual Operating Income.

         (a) The term "Operating Income" shall mean the net income, after adjustment for federal, state and local income taxes, of Comed for the appropriate period (initially, commencing on October 1, 1997, and ending on December 31, 1997, and thereafter each of the next successive fifteen (15) quarter-annual periods, each a "Contingent Release Period"), initially as determined by Buyer but, on an annual basis, subject to adjustment on the basis of the annual audit of Nova's consolidated financial statements conducted by Nova's regularly retained independent auditors ("Buyer's Auditors") in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, adjusted as follows:

              (i) the effect of inter-company transactions shall be eliminated;

              (ii)  interest expense and interest income
    shall be eliminated; and

              (iii)  any extraordinary gain or losses as
    determined by GAAP shall be excluded.

         (b) Nova agrees to use its best efforts to cause Nova's Auditors to review Nova's determination of Operating Income for each fiscal year of Nova and prepare a written report containing such review, to be delivered no later than eighty (80) days after the close of each fiscal year of Buyer. Copies of the report of Nova's Auditors setting forth the computation of Operating Income shall be binding on both Nova and Sellers, and shall be submitted to each of Nova and Sellers. Within fifteen (15) days after receipt of such report, Nova or Sellers (as appropriate) shall pay to the other an amount equal to the difference (if any) in the amount of Operating Income reflected in Nova's Auditors' Report, and in Nova's initial determination of Operating Income for the prior fiscal year.

                   III.  CLOSING; TERMINATION

         3.1  Closing.  The closing of the purchase and sale of
the Shares and other transactions contemplated hereby (the
"Closing") shall be held on June   , 1996 or as soon as practicable
thereafter (the "Closing Date") after all conditions precedent to the obligations of Buyer and Sellers have been satisfied (or waived in writing) and at a time mutually agreeable to Buyer and Sellers. The Closing shall be at the offices of Buyer's counsel in New York, New York or such other place as may be mutually agreed upon by the parties.

         3.2  Sellers' Closing Deliveries.  At the Closing,
Sellers shall deliver to Buyer and Nova (duly executed by Sellers where appropriate):

         (a)  certificates evidencing the Shares and the Transfer
Instruments, with signatures thereon guaranteed as to authenticity by either a commercial bank or a member firm of The New York Stock Exchange, Inc.;

         (b) a certificate, dated as of the Closing Date, to be executed by each Seller, to the effect that the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that each Seller has complied with or performed all terms, covenants and conditions to be complied with or performed by such Seller on or prior to the Closing Date;

         (c) an opinion of Sellers' counsel, Casassa and Ryan, in form and substance reasonably satisfactory to Buyer and Nova, substantially in the form of Exhibit 3.2(c) attached hereto;

         (d) a non-competition agreement, substantially in the form of Exhibit 3.2(d) hereto, dated as of the Closing Date between
D. Drew and Nova ("Non-Competition Agreement");

         (e) an employment agreement, substantially in the form of Exhibit 3.2(e) hereto, dated as of the Closing Date between D.
Drew and Nova ("Employment Agreement"); and

         (f) such other documents as may be reasonably requested by Buyer or Nova from Sellers as necessary for the implementation and consummation of this Agreement and the other transactions contemplated hereby.

         3.3 Buyer's Closing Deliveries. At the Closing, Buyer shall deliver to Sellers (duly executed by Buyer or Nova where appropriate):

              (a)  certificates evidencing the Nova Shares;

              (b)  the Initial Note payable to Sellers;

              (c) the Term Note payable to Sellers, including the guaranty of Comed;

              (d)  the Security Agreements, together with
appropriate Uniform Commercial Code financing statements relating to the collateral described therein;

              (e) a certificate of each of Nova and Buyer, dated as of the Closing Date, executed by the Chairman or the President or a Vice President of Nova or Buyer, as the case may be, to the effect that the representations and warranties of Nova and Buyer contained in this Agreement are true and correct in all material respects and that Buyer has complied with or performed all terms, covenants and conditions to be complied with or performed by Buyer on or prior to the Closing Date;

              (f) a certificate dated as of the Closing Date, executed by the Secretary of each of Nova and Buyer, certifying as to the certificate of incorporation, by-laws, the incumbency of Nova's or Buyer's officers and copies of directors' resolutions of Nova or Buyer, as the case may be, approving and authorizing the execution and delivery of this Agreement, and consummation of the transactions contemplated hereby;

              (g) an opinion of Nova's and Buyer's counsel, Parker Duryee Rosoff & Haft, in form and substance reasonably satisfactory to Sellers, substantially in the form of Exhibit 3.3(g) attached hereto;

              (h) the Non-Competition Agreement

              (i) the Employment Agreement; and

              (j) such other documents as may be reasonably requested by either Seller from Buyer as necessary for the implementation and consummation of this Agreement and the other transactions contemplated hereby.

         IV.  REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller jointly and severally represents and warrants to Buyer and Nova as follows, with the knowledge (as hereinafter defined) and understanding that each of Buyer and Nova is relying materially upon such representations and warranties:

         4.1 Organization and Standing. Comed is a corporation duly organized, validly existing and in good standing under the laws of the State of New hampshire. Comed has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Schedule 4.1 of the Disclosure Schedule, which jurisdictions are the only ones in which the properties owned, leased or operated by Comed or the nature of the business conducted by Comed makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business, properties, financial condition, operations or prospects of Comed. The copies of the certificate of incorporation and by-laws of Comed, as amended to date and delivered to Buyer, are true and complete copies of these documents as now in effect. The minute books of Comed are accurate in all material respects.

         4.2 Capitalization. The authorized capital stock of Comed (which consists only of shares of common stock), the number of shares of capital stock which are issued and outstanding and the par value and record and beneficial holders thereof are as set forth on Schedule 1.1. All of such shares of capital stock are duly authorized, validly issued and outstanding, fully paid and nonassessable. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Comed or either Seller is a party or by which any of them is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of Comed. There are no outstanding securities of Comed convertible or exchangeable, actually or contingently, into shares of Common Stock or any other capital stock of Comed.

         4.3 Subsidiaries. Comed does not own any capital stock in any other corporation or similar business entity nor is Comed a partner in any partnership or joint venture.

         4.4 Authority: Effect. Each Seller has the capacity to enter into this Agreement and carry out his or her obligations hereunder. This Agreement constitutes, and all other agreements contemplated hereby, when executed and delivered by each Seller in accordance herewith, will constitute the valid and binding obligations of each Seller, enforceable in accordance with their respective terms. The delivery of the Shares to Buyer at the Closing, pursuant to the provisions of this Agreement, will transfer good and marketable title thereto, free and clear of all liens, charges, encumbrances and claims.

         4.5 Properties. Comed, by operation of law, is the successor to the now dissolved Florida corporation of the same name which prior to March 28, 1996 carried out the business of Comed, and owns all assets formerly owned by the Florida corporation other than for those items sold in the ordinary course of business of Comed. As used in the balance of this Article IV, the term "Comed" includes such predecessor corporation. Comed has a valid leasehold interest in all material properties of which it is the lessee and each such lease is valid, binding and enforceable against Comed, and, to the knowledge of Sellers, the other parties thereto in accordance with its terms. Neither Comed nor to the knowledge of Sellers, the other parties thereto are in default in the performance of any material provision thereunder. Neither the whole nor any material portion of the assets of Comed is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Sellers, has any such condemnation, expropriation or taking been proposed. Except as set forth in Disclosure Schedule, none of the material assets of Comed is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

         4.6 Contracts Listed; No Default. All contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral (individually, a "Contract" and collectively, the "Contracts"), connected with or relating in any respect to the present or proposed future operations of Comed are listed and described in the Disclosure Schedule other than those contracts which (i) do not involve aggregate payments or receipts in excess of $10,000 and (ii) cannot be cancelled on 30 days or less notice without penalty or premium or any continuing obligation or liability. Comed is the holder of, or party to, or beneficiary of, all the Contracts. The Contracts are each valid, binding and enforceable by Comed against the other parties thereto in accordance with their respective terms. Except as otherwise set forth in the Disclosure Schedule, the Contracts do not provide for any material change in the rentals, fees or other amounts from the amounts presently being paid or received by Comed thereunder. Except as set forth in the Disclosure Schedule, Comed is not in default or breach of any material provision of the Contracts. Comed's operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be,
consistent with the terms and conditions of the Contracts.   The
Disclosure Schedule identifies all contracts between Comed and each Seller or between Comed and any affiliate of each Seller (as the term "affiliate" is defined in Rule 405, promulgated under the
Securities Act of 1933, as amended).   True, correct and complete
copies of all the Contracts were previously delivered to Buyer along with the Disclosure Schedule.

         4.7 Litigation. There is no claim, action, proceeding, or investigation pending or, to each Seller's knowledge, threatened against or affecting Comed or its properties, assets or business before or by any court, arbitrator or governmental agency or authority where a result adverse to Comed would have a material adverse effect on the business, properties, financial condition, operations or prospects of Comed. There is no strike or unresolved labor dispute relating to Comed's employees which, in either Sellers' reasonable judgment, could have any material adverse effect on the business, properties, financial condition, operations or prospects of Comed. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Comed or its properties, assets or business.

         4.8 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, Taxes") shall mean any federal, state, local or foreign, income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information) reports and forms relating to Taxes.

         Except as set forth on the Disclosure Schedule, Comed has duly filed all Returns required to be filed by it. All such Returns were, when filed, and to each Seller's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Comed has paid or will pay in full or has adequately reserved against (with disclosure of such reserves in the Disclosure Schedule) all Taxes otherwise assessed against it through the Closing Date except for assessments being challenged in good faith and adequately reserved against, as set forth in the Disclosure Schedule.

         Comed is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Comed that has not been paid. There are no Tax liens upon the assets or properties of Comed (other than the lien of personal property taxes not yet due and payable). To the knowledge of each Seller, there is no valid basis for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Comed by any governmental authority. No property of Comed is property which Comed is or will be required to treat as owned by another person pursuant to the safe harbor leasing provisions (now repealed) of the Internal Revenue Code of 1986, as amended (the "Code").

         4.9  Compliance with Laws and Regulations.

         (a) The business, operations, property and assets of Comed and, to the knowledge of Sellers, the business of any sub-tenant or licensee which is occupying or has occupied any space on Comed's facilities and the activities of which could result in any liability to Comed conform with and have been conducted and operated in material compliance with all, and are not in violation of any, applicable federal, state and local laws, rules and regulations.

         (b) To each Seller's knowledge, there are no products now being sold or distributed by Comed (excluding from the scope of this representation all products of Buyer distributed by Comed) which at the date hereof would require any approval of any governmental body, whether federal, state, local or foreign, prior to distribution of such products, for which such approval has not been obtained.

         (c) To each Seller's knowledge, all products now being distributed by Comed and all products included in the inventories of Comed on the date hereof (excluding from the scope of this representation all products of Buyer distributed by Comed) meet, in all material respects, the applicable legal requirements of all jurisdictions in which such products are now being, or are presently proposed to be, manufactured or distributed.

         4.10 Environmental Matters. To each Seller's knowledge, Comed is and at all times has been in compliance in all material respects with all applicable requirements of Environmental Laws (as defined below) in connection with the ownership, operation and conditions of the business of Comed. To the knowledge of each Seller, there are no PCBs, underground storage tanks (as defined by Environmental Laws), asbestos materials or asbestos containing materials in any real property leased, owned or operated by Comed. Comed has not released, transported or arranged for the disposal of any hazardous substance at any facility, location or site except in material compliance with all applicable laws. To the knowledge of each Seller, no conditions exist or have occurred as a result of which or in connection with which Comed could be held liable for damages, response or remedial costs, fines, penalties, sanctions or equitable relief under any Environmental Laws, except for such damages, costs, fines, penalties, sanctions or relief which, alone or in the aggregate, would not have a material adverse effect on the business properties, financial condition, operations or prospects of Comed. As used in this Section, "Environmental Laws" means any federal, state or local statute, regulation, ordinance, permit, order, judgment, decree or decision relating to health, safety or the environment. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, active disposal or passive disposal (including the abandonment or discarding of barrels, containers or other closed receptacles containing any hazardous substances). "Hazardous substance" means (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA") and any implementing regulations, (b) any hazardous or toxic substance, waste or material within the meaning of any other federal, state or local statute, regulation, ordinance or decision, (c) any pollutant, contaminant or special waste regulated by any Environmental Laws, or (d) petroleum, crude oil or any fraction thereof.

         4.11 Insurance. Comed has in force insurance policies, or renewals thereof, as identified and described in the Disclosure Schedule, reasonably adequate to cover its business, operations and properties against loss, damage and liability and will maintain such insurance up to and including the Closing Date. Comed has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, so far as known to each Seller, no such improvements or expenditures are required. To each Seller's knowledge, there is no material liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement.

         4.12 No Breaches. The making and performance of this Agreement and the other agreements contemplated hereby will not (i) conflict with or violate the certificate of incorporation or the by-laws of Comed, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Comed is a party or by which Comed or any of its material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Comed under, or create any rights of termination, cancellation or acceleration in any person under, any Contract.

         4.13 Disclosure Schedule Complete. Sellers shall promptly supplement the Disclosure Schedule if events occur prior to the Closing that would have been required to be disclosed had they existed at the time of their execution of this Agreement. The Disclosure Schedule, if and as supplemented prior to the Closing, will contain a true, correct and complete list and description of all items required to be set forth therein. An item appearing on the Disclosure Schedule, if and as supplemented, will only be deemed disclosed in connection with the specific representation or representations to which it is explicitly referenced. The Disclosure Schedule is expressly incorporated herein by reference. Notwithstanding the foregoing, any such supplement to the Disclosure Schedule following the date hereof shall not in any way affect Buyer's right not to consummate the transactions contemplated hereby as set forth in Article VIII hereof.

         4.14 Employees. The Disclosure Schedule lists (individually or by grouping and number in the case of certain production line employees) the employees of Comed (which for the purposes hereof shall include independent contractors and agents) and their monthly compensation (as well as a brief description of
all benefits and other perquisites payable to employees).   Except
as set forth in the Disclosure Schedule, none of such employees is represented by any labor union or collective bargaining unit and, to each Seller's knowledge, no discussions are taking place with respect to such representation. No employee is employed pursuant to an employment contract except as listed in the Disclosure Schedule.

         4.15 Financial Statements. The Disclosure Schedule contains an audited balance sheet of Comed (the "Balance Sheet") as at February 29, 1996 (the "Balance Sheet Date") [and as at February 29, 1996] and related audited statements of income and cash flow for the nine months ended February 29, 1996 and the year ended May 31, 1995 (collectively the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of Comed as of the dates and for the years and periods indicated, prepared in accordance with GAAP on a consistent basis, except as disclosed therein. During the years and periods to which the statements of income relate, the business of Comed was conducted in substantially the same manner as it is currently conducted. Except as set forth in the Disclosure Schedule, (i) there is no basis for any assertion against Comed as of the Balance Sheet Date of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Financial Statements; (ii) there are no assets of Comed, the value of which is materially overstated in the Financial Statements; (iii) the value at which inventories are carried reflects the customary inventory valuation policy consistently applied by Comed of stating inventory on a last-in-first-out basis in accordance with GAAP; and
(iv) the fixed assets shown on the Financial Statements are carried at actual cost less depreciation computed on a basis consistent with prior years.

         4.16 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date there has not been:

         (a) any material adverse change in the business, properties, financial condition, operations or prospects of Comed;

         (b) any material damage, destruction or loss of any properties of Comed, whether or not covered by insurance;

         (c) any material change in the manner in which the business of Comed has been conducted;

         (d) any material change in the treatment and protection of trade secrets or other confidential information of Comed;

         (e) any material change in Comed's business or Comed's contractual relationship with any customer or supplier which might reasonably be expected to materially and adversely affect the business, properties, financial condition, operations or prospects of Comed;

         (f) any occurrence not included in paragraphs (a) through
(e) of this Section 4.15 which has resulted, or which either Seller has reason to believe, in his or her reasonable judgment, might be expected to result, in a material adverse change in the business, properties, financial condition, operations or prospects of Comed.

         4.17 Governmental Licenses, Permits, Etc. To each Seller's knowledge, Comed has all governmental licenses, permits, authorizations and approvals for the conduct of Comed's business as currently conducted (collectively, "Licenses and Permits"). The Disclosure Schedule includes a list of all Licenses and Permits. All Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or to each Seller's knowledge, threatened.

         4.18 Employee Benefit Plans; ERISA. (a) Except as set forth in the Disclosure Schedule, at the date hereof Comed does not maintain or contribute to any employee benefit plans, programs, arrangements and practices (such plans, programs, arrangement and practices of Comed being hereinafter collectively referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts providing for an annual base salary in excess of $50,000 and having a term in excess of one (1) year, which contracts are not immediately terminable without penalty or further liability, or other similar arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code, and all regulations promulgated thereunder, as in effect from time to time. The Disclosure Schedule lists all Multiemployer Plans and Multiple Employer Plans which Comed maintains or to which it makes contributions. Comed has no obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Comed Plans, under existing collective bargaining agreements or to comply with applicable law.

    (b) Except as set forth in the Comed Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of
Section 406 and 407 of ERISA or Section 4975 of the Code with respect to any of the Comed Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, financial condition, operations or prospects of Comed, (ii) except for premiums due, there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV or ERISA with respect to any of the Comed Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Comed Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Comed Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Comed Plans, if any, ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Comed Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Financial Statements as of February 29, 1996 (based upon reasonable actuarial assumptions currently utilized for such of the Comed Plans), (vi) each of the Comed Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Comed Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Comed Plans, and the period for making any such necessary retroactive amendments has not expired,
(viii) with respect to Multiemployer Plans, Comed has not made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of each Seller, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) there are no pending or, to the knowledge of each Seller, threatened or anticipated claims involving any of the Comed Plans other than claims for benefits in the ordinary course, and
(x) Comed has no current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one (1) employer with Comed under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Comed Controlled Group Plans"). Sellers do not anticipate that any such liability will be asserted against Comed. None of the Comed Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Comed Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against Comed in excess of $10,000 whether measured alone or in the aggregate.

         4.19 Brokers. Neither Seller has made any agreement or taken any action with any person which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         4.20 Real Property. The Disclosure Schedule sets forth a brief description of all real properties which are leased to Comed, including all material structures located thereon. Comed does not own any real properties. The real property leases described in the Disclosure Schedule that relate to the leased properties described therein are in full force and effect, all amounts payable thereunder have been paid and no party thereto is in material breach of any provision thereof. Except as set forth in the Disclosure Schedule, none of such leases could reasonably be expected to result in a material liability for restoration of premises. All uses of such leased property by Comed conform, in all material respects, to all applicable building, zoning and environmental ordinances, laws, and regulations and, in the case of leased property, to all terms of the leases relating thereto.

         4.21 Intellectual Property. The Disclosure Schedule lists all patents, trade names, assumed names, trademarks, service marks, trade dress and proprietary names, copyrights (including any registration and pending applications for any such registration for any of them) and all other intellectual property of Comed that is used or useful in its business (collectively, the "Intellectual Property"). Other than as disclosed in the Disclosure Schedule, no person has a right to receive a royalty with respect to any of the Intellectual Property listed in the Disclosure Schedule. Other than as disclosed in the Disclosure Schedule, Comed does not have any licenses granted by or to it or other agreements to which it is a party, relating in whole or in part to any Intellectual Property, whether owned by it or otherwise. No other Intellectual Property is required to permit the conduct of Comed's business as now conducted or presently proposed to be conducted. Except as set forth in the Disclosure Schedule, Comed has good and marketable title to the Intellectual Property, free and clear of any encumbrance. All of the patents, trademarks, trademark registrations, trade names and copyrights listed in the Disclosure Schedule that are owned by Comed are valid and in full force and effect. Comed is not infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property. No proceedings have been instituted against or claims received by Comed, nor to each Seller's knowledge are any proceedings threatened alleging any such violation, nor does either Seller know of any valid basis for any such proceeding or claim.
To each Seller's knowledge, there is no infringement or other adverse claim against any of the Intellectual Property owned or used by Comed.

         4.22 Warranties. The Disclosure Schedule sets forth a statement of those express warranties and guaranties, if any, made by Comed to third parties with respect to any products sold or leased, or services rendered by Comed. No material claim for any breach of product or service warranty to any customer of Comed has been made against Comed nor has any product of Comed, at any time, been subject to any voluntary or governmental recall nor does either Seller know of any presently existing circumstances that would constitute a valid basis therefor.

         4.23 Customers and Suppliers. Except as set forth in the Disclosure Schedule, neither Seller knows, nor has any reasonable basis to believe that, either as a result of the transactions contemplated hereby or for any other reason, any present material customer or supplier of Comed (excluding, from the scope of this representation, Buyer) will not continue to conduct business with Comed after the Closing Date in substantially the same manner as it has conducted business with Comed in the past.

         4.24 Inventories. Except as otherwise disclosed in the Disclosure Schedule, the inventories reflected on the Balance Sheet, or thereafter acquired by Comed, and to be owned by Comed at the Closing, consist in the aggregate in all material respects of items of a quality and quantity usable or salable in the usual and ordinary course of business of Comed at an aggregate value at least equal to the value at which such items are carried on Comed's books.

         4.25 Condition of Assets. Except as set forth in the Disclosure Schedule, the equipment, fixtures and other personal property of Comed are and on the Closing Date will be in good operating condition and repair (ordinary wear and tear excepted).

         4.26 Governmental Approvals. To each Seller's knowledge, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Comed or either Seller with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with each Seller's execution, delivery and performance of this Agreement or the other agreements contemplated hereby.

         4.27 Medicare Reimbursement Claims. To each Seller's knowledge, no basis or series of facts exist that would support a claim (and no claims have been asserted) for return or recoupment of amounts paid to Comed by Medicare or any other governmental agency or any insurance carrier in excess of $25,000 in the aggregate for all such claims for return or recoupment of amounts paid.

         4.28 No Omissions or Untrue Statements. To each Seller's knowledge, no representation or warranty made by Seller in this Agreement (including the exhibits hereto) or in any schedule, certificate, or other instrument furnished or to be furnished by or on behalf of each Seller to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

       V. REPRESENTATIONS AND WARRANTIES OF BUYER AND NOVA

         Each of Buyer and Nova represents and warrants, as appropriate, to each Seller as follows, with the knowledge and understanding that each Seller is relying materially on such representations and warranties:

         5.1 Organization and Standing of Nova and Buyer. Each of Nova and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Nova and Buyer has all requisite corporate power to carry on its business as it is now being conducted, and each of Nova and its subsidiaries is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the business of Nova and its subsidiaries considered as one enterprise. The copies of the certificate of incorporation and by-laws of Nova and Buyer (certified by the Secretary of Nova or Buyer, as the case may be), as amended to date, delivered to Seller, are true and complete copies of those documents as now in effect.

         5.2 Buyer's Authority. This Agreement, the Shares, the Initial Note, the Term Note, the Non-Competition Agreement, the Employment Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of the directors of Nova and Buyer. This Agreement constitutes, and all other agreements and documents contemplated hereby will constitute, when executed and delivered by Nova or Buyer (as the case may be) in accordance with the terms of this Agreement, the valid and binding obligations of Nova or Buyer (as the case may be), enforceable in accordance with their respective terms.

         5.3 No Breaches. The making and performance of this Agreement by Nova and Buyer will not (i) conflict with the certificate of incorporation or the bylaws of Buyer or Nova, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction, or decree to which Buyer or Nova is a party or by which Buyer or Nova or any of their material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Buyer or Nova under, or create any rights of termination, cancellation, or acceleration in any person under, any material agreement, arrangement, or commitment to which Buyer or Nova is a party or by which Buyer or Nova or any of its material assets may be bound.

         5.4 Governmental Approval; Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Nova or Buyer with any governmental authority, domestic or foreign, federal, state or local, is required in connection with Buyer's execution, delivery and performance of this Agreement or the other agreements contemplated hereby except, subsequent to the Closing, for Nova's periodic and other reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the filings of the UCC financing statements referred to in Section 3.3(d). No consents of any other parties are required to be received by or on the part of Nova or Buyer to enable Nova or Buyer to enter into and carry out this Agreement.

         5.5 Litigation. Except as set forth in Nova's SEC Reports (as hereinafter defined), there is no claim, action, proceeding or investigation pending or, to Nova's or Buyer's knowledge, threatened against or affecting Nova or Buyer, or any of its subsidiaries before or by any court, arbitrator or governmental agency or authority where a result adverse to Nova or its subsidiaries would have a material adverse effect on the business, properties, financial condition, operations or prospects of Nova and its subsidiaries considered as one enterprise. There is no strike or unresolved labor dispute relating to Nova or its subsidiaries which, in Nova's reasonable judgment, could have any material adverse effect on the business, properties, financial condition, operations or prospects of Nova and its subsidiaries considered as one enterprise. To Nova's knowledge, no union organization effort with respect to any of Nova's employees is at present underway. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Nova or Buyer.

         5.6 Compliance with Laws and Regulations. The business, properties and assets of Nova and each of its subsidiaries (and, to the actual knowledge of Nova, the business of any sub-tenant or licensee which is occupying or has occupied any space on any premises of Nova and the activities of which could result in any material liability to Nova or Buyer) conform with and have been conducted and operated in compliance with all, and are not in violation of any, applicable federal, state and local laws, rules and regulations.

         5.7 Valid Issuance. Each of the Initial Note and the Term Note, upon issuance in accordance with the terms of this Agreement, shall constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally. The Nova Shares, upon issuance in accordance with the terms of this Agreement, shall constitute duly authorized, validly issued, fully paid and non-assessable shares of common stock of Nova.

         5.8 Brokers. Neither Nova nor Buyer has made any agreement or taken any action with any person which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         5.9 Nova's SEC Reports. Nova has previously delivered, or prior to the Closing will deliver, to Seller true and complete copies, including exhibits and, as applicable, amendments thereto,
of (i) its Prospectus dated May   , 1996; and (ii) its Annual
Reports on Form 10-K, its Quarterly Reports on Form 10-Q; and Reports on Form 8-K or related filings under the Securities Act of 1933, as amended, or the Exchange Act made by Nova with the Securities and Exchange Commission (the "SEC") since January 1, 1994 (collectively, "Buyer's SEC Reports"). Nova's SEC Reports do not contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not materially misleading.

         5.10 Adverse Developments. Except as expressly provided or set forth in, or required by, this Agreement, or as set forth in Nova's SEC Reports, since December 31, 1995 there have been no materially adverse changes in the assets, properties, financial condition, operations or prospects of Nova and its subsidiaries considered as one enterprise, and no event has occurred other than in the ordinary and usual course of business or as set forth in Nova's SEC Reports which could be reasonably expected to have a materially adverse effect upon Nova and its subsidiaries considered as one enterprise, and Nova does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon Nova and its subsidiaries considered as one enterprise.

         5.11 No Omissions or Untrue Statements. To Nova's and Buyer's knowledge, no representation or warranty made by Nova or Buyer in this Agreement (including the exhibits hereto) or in any schedule, certificate, or other instrument furnished or to be furnished by Buyer to Sellers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

            VI.  CONDUCT OF BUSINESS PENDING CLOSING

         Each of Seller and Buyer covenant that between the date hereof and the Closing:

         6.1 Access to Buyer. Each Seller shall cause Comed to give to Nova and Buyer and to Nova's and Buyer's counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of Comed's properties, books, contracts, commitments (the "Access Period"), technical and accounting records and to records pertaining to customers, employees, suppliers and other persons having business relations with Comed and shall furnish Nova and Buyer during the Access Period with all information concerning Comed that Buyer may reasonably request. Each Seller shall cause Comed to permit Nova and Buyer and their representatives, agents, employees and independent contractors, reasonable access throughout the Access Period to the properties of Comed in order to conduct engineering, environmental and other inspections at Buyer's expense to determine that Comed is operating its business in material compliance with all federal, state and local statutes, rules and regulations, and all building, fire and zoning laws or regulations and that Comed's assets are in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance, Buyer shall make arrangements in advance in order to avoid interruption and to minimize interference with the normal operations of Comed. Any such investigation or inspection by Nova or Buyer shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants of Sellers contained herein. Each Seller shall cause Comed to remove, cure, correct, and repair prior to the Closing any material deficiencies in or to its assets and properties and any violations under applicable statutes, rules, regulations, or building, fire or zoning laws or regulations.

         6.2 Conduct of Business. During the period from the date hereof to the Closing Date, each Seller shall cause the business of Comed to be operated solely in the usual and ordinary course and in compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

              (a) Each Seller will cause Comed to use its best efforts to preserve its business and its organization so as to (i) keep available the services of the present employees and agents of Comed; (ii) complete or maintain all of the Contracts in full force and effect in accordance with their existing terms, unimpaired by litigation; (iii) maintain the integrity of all confidential information regarding Comed; (iv) maintain in full force and effect the insurance policies (or policies providing substantially the same coverage, copies of which shall be made available to Buyer); and (v) preserve the goodwill of, and the contractual relationship with, suppliers, customers and others having relations with Comed;

              (b) Each Seller shall cause Comed to use its best efforts to keep in a normal state of repair and operating efficiency all its tangible personal property, leased property and leasehold improvements, and shall replace any such property that is necessary to its operations that cannot be repaired;

              (c) Each Seller shall cause Comed to continue to collect accounts receivable and pay accounts payable in accordance with present practice or as otherwise agreed upon by Buyer and Sellers; provided, however,that Comed may have up to sixty (60) days to pay accounts payable;

              (d) Each Seller shall cause Comed to maintain its consumable materials and supplies and the like at historically customary levels; and

              (e) Each Seller will cause Comed to not sell or transfer any assets or property relating to its business except for sales of inventory in the usual and ordinary course and except for cash applied in payment of liabilities in the usual and ordinary course or make any distribution, whether by dividend or otherwise, to any of its shareholders or employees except for compensation to employees in the usual and ordinary course.

         6.3 Consents and Notices. Each Seller shall, on or prior to the Closing Date, at its expense obtain all governmental and third-party consents and approvals, or give all notices, which are necessary to authorize and validate the sale of the Shares to Buyer.

         6.4 Exclusivity to Buyer. Each Seller and his or her representatives, or agents, as appropriate, shall not, from the date hereof until the Closing, hold discussions with any person other than Nova and Buyer concerning any of (i) the sale of the Shares, (ii) the sale, lease or other disposition of the assets or business of Comed and (iii) any merger, consolidation, reorganization or other business contribution involving Comed or its business and assets exclusive of the transaction contemplated by this Agreement (collectively, "Disposition Transactions"), solicit, negotiate or entertain any inquiries, proposals or offers for any Disposition Transaction with any person other than Buyer, or disclose, outside of the usual and ordinary course of business of Comed, any information concerning Comed to any person other than Nova and Buyer.

            VII.  CONDITIONS TO SELLERS' OBLIGATIONS

         The obligations of each Seller to consummate the Closing is subject to the following conditions:

         7.1 Compliance by Buyer. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

         7.2 Accuracy of Nova's and Buyer's Representations. Nova's and Buyer's representations and warranties contained in this Agreement (including the exhibits hereto) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

         7.3  Litigation.   No litigation seeking to enjoin,
condition or burden the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to each Seller's knowledge be threatened.

         7.4 Material Adverse Change. Except as set forth in the Nova's SEC Reports, no material adverse change shall have occurred subsequent to December 31, 1995 in the assets, properties, financial condition, operations or prospects of Nova and its subsidiaries considered as one enterprise nor shall any event have occurred which could be reasonably expected to have a materially adverse effect upon Nova and its subsidiaries considered as one enterprise.

         7.5  Documents.   All documents and instruments delivered
by Buyer to each Seller at the Closing shall be in form and substance reasonably satisfactory to the Sellers.

            VIII.  CONDITIONS TO BUYER'S OBLIGATIONS

         Buyer's obligation to consummate the Closing is subject to the following conditions:

         8.1 Compliance by Sellers. Each Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by such Seller prior to or on the Closing Date.

         8.2 Accuracy of Sellers' Representations. The representations and warranties of each Seller contained in this Agreement (including the exhibits hereto and the Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

         8.3 Material Adverse Change. Except as set forth in the Disclosure Schedule, no material adverse change shall have occurred subsequent to the Balance Sheet Date in the assets, properties, financial condition, operations or prospects of Comed nor shall any event have occurred which could be reasonably expected to have a materially adverse effect upon Comed.

         8.4 Consents and Notices. Sellers shall have obtained or given, and delivered to Buyer, in form and substance reasonably satisfactory to Buyer, the consents and notices required by Section
6.4 hereof.

         8.5 Litigation. No litigation seeking to enjoin, condition or burden the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to Buyer's knowledge be threatened.

         8.6 Compliance with Laws. Buyer shall have received such additional evidence or assurances it shall have reasonably requested regarding the operation of the business of Comed being conducted in material compliance with all applicable environmental and employee safety laws, rules and regulations, state and federal (including, without limitation, OSHA), and all approvals required under applicable law shall have been obtained.

         8.7 Accountant's Advice. Buyer shall have received a report from Richard A. Eisner & Company, LLP ("Eisner"), its independent auditors, that the Financial Statements can be audited and reported upon without qualification by Eisner within sixty (60) days of the Closing Date in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 promulgated thereunder.

         8.8 Documents. All documents and instruments delivered by Sellers to Buyer at the Closing shall be in form and substance reasonably satisfactory to Buyer.

                         IX.  CASUALTIES

         9.1 Risk of Loss. The risk of loss by fire, tornado, hurricane, or for any other reason between the date hereof and the Closing Date shall be upon Sellers. Sellers shall notify Buyer of any material casualty loss prior to the Closing and shall furnish Buyer copies of the insurance policy (if any) applicable to such loss and a written statement of the insurance carrier (if any) as to whether and to what extent such loss is covered by such policy. Within fifteen (15) days of receiving such insurance policy and written statement of the insurance carrier, Buyer may, upon written notice to Sellers, terminate this Agreement. If Buyer does not terminate this Agreement, each Seller shall cause Comed to promptly restore or replace the damaged facilities using insurance proceeds with any shortfall to be at Sellers' expense; provided, however, that Sellers, if the cost of such repair, replacement or restoration would substantially exceed the proceeds of the insurance, may elect to terminate this Agreement upon written notice to Buyer.

                       X.  INDEMNIFICATION

         10.1 By Sellers. Subject to Section 10.4 hereof, each Seller, jointly and severally, shall indemnify, defend, and hold Buyer harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature, and description, including any undisclosed liabilities (collectively, "Losses"), that result from or arise out of (i) the breach of any representation or warranty of either Seller set forth in this Agreement (including the exhibits hereto) or in any certificate, schedule, or other instrument delivered to Buyer pursuant hereto; or (ii) the breach of any of the covenants of either Seller contained in or arising out of this Agreement or the transactions contemplated hereby.

         10.2 By Buyer. Subject to Section 10.4 hereof, Buyer shall indemnify, defend, and hold each Seller harmless from and against any and all Losses that arise out of (i) the breach of any representation or warranty of Buyer set forth in this Agreement (including the exhibits hereto) or in any schedule, certificate, or other instrument delivered to Seller pursuant hereto; or (ii) the breach of any of the covenants of Buyer contained in or arising out of this Agreement or the transactions contemplated hereby.

         10.3 Claims Procedure. Should any claim covered by Sections 10.1 or 10.2 be asserted against a party entitled to indemnification under this Article (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"), provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor, such consent not to be unreasonably withheld, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete, and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

         10.4 Limitations on Liability. Neither any Seller nor Buyer shall be liable hereunder as a result of any misrepresentation or breach of such party's representations, warranties or covenants contained in this Agreement unless and until the Losses incurred by each, as the case may be, as a result of such misrepresentations or breaches under this Agreement shall exceed, on an after-tax basis, in the aggregate, $25,000.

         10.5 Right of Set-off. Buyer may set-off against and apply as a credit on payments due under the Initial Note and the Term Note any amounts payable by Sellers pursuant to Section 10.1 hereof.
                         XI.  COVENANTS

         11.1 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

         11.2 Changes in Representations and Warranties of
Sellers. Between the date of this Agreement and the Closing Date, neither Seller, directly or indirectly, shall enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of his or her representations and warranties herein contained not being true and correct at and as of
(i) the time immediately following the occurrence of such transaction or event or (ii) the Closing Date. Each Seller shall promptly give written notice to Buyer upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (B) any impending or threatened breach in any material respect of any of their respective representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

         11.3 Changes in Representations and Warranties of Nova or Buyer. Between the date of this Agreement and the Closing Date, neither Nova nor Buyer shall, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Buyer herein contained not being true and correct at and as of (i) the time immediately following the occurrence of such transaction or event or (ii) the Closing Date. Buyer shall promptly give written notice to Seller upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (B) any impending or threatened breach in any material respect of any of Nova's or Buyer's representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

              XII.  ACQUISITION OF SHARES, INITIAL
                    AND TERM NOTES AND NOVA SHARES

         12.1 Investment Intent. Buyer represents and warrants to each Seller that the Shares are being acquired for its own account for investment purposes, with no present intention of assigning any participation or interest therein.

         12.2 Sellers' Investment Intent. Each Seller represents and warrants to Buyer that the Nova Shares, the Initial Note and the Term Note are each being acquired for his or her own account for investment purposes with no present intention of assigning any participation or interest thereon. Each Seller consents and agrees that the certificate evidencing the Nova Shares may have endorsed thereon the following legend, and appropriate "stop transfer" instructions may be given to Buyer's transfer agent:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE
         NOT BEEN REGISTERED UNDER THE SECURITIES ACT
         OF 1933, AS AMENDED, AND MAY BE SOLD,
         TRANSFERRED OR ENCUMBERED ONLY PURSUANT TO (i)
         AN EFFECTIVE REGISTRATION STATEMENT UNDER THE
         SECURITIES ACT OF 1933, AS AMENDED, OR (ii) AN
         OPINION OF COUNSEL SATISFACTORY TO THE
         CORPORATION THAT SUCH REGISTRATION IS
         UNNECESSARY"

                       XIII.  TERMINATION

         13.1 Termination Prior to Closing.

               (a) If the Closing has not occurred by June 30, 1996, any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof.

               (b) Prior to June 30, 1996, either the Sellers or Buyer may terminate this Agreement following the insolvency or bankruptcy of the other or of Nova or Comed, or if one of the conditions to Closing set forth in Article VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established, then either Seller (in the case of a condition specified in Article VII) or Buyer (in the case of a condition specified in Article VIII) may terminate this Agreement.

         13.2 Consequences of Termination. Upon termination of this Agreement pursuant to either Section 13.1 or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the others; provided, however, that no termination of this Agreement, pursuant to Section 13.1 hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof. The provisions of this Section
13.2 shall not be considered as a waiver by Buyer or Sellers of the remedy of specific performance, it being agreed that Buyer and Sellers shall have the right to specific performance with respect to this Agreement.

                       XIV.  MISCELLANEOUS

         14.1 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

         14.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement (including the exhibits hereto) or in any schedule, certificate or other instrument delivered by or on behalf of either Seller or Buyer pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by Sellers, or by Buyer, as the case may be, hereunder. All representations, warranties, and covenants made by Sellers, or by Buyer in this Agreement, or pursuant hereto, shall survive the Closing for a period of eighteen (18) months; provided, however, that (i) the representations and warranties with respect to Sellers' title to the Shares, including those contained in Section
4.2 and 4.3 hereof, and the related indemnities, shall survive the Closing indefinitely; (ii) all representations and warranties made by Sellers in Section 4.10 (Environmental Matters) shall survive the Closing indefinitely; and (iii) all representations and warranties made by Sellers in Section 4.8 (Taxes) shall survive until the later of (x) the expiration of the statute of limitations (including extensions) applicable to any taxable year and (y) sixty
(60) days after the final determination of any Tax liability (including the final administrative or judicial determination therefor) relating to such representation, warranty, or covenant (as the case may be, the applicable "Survival Period"); and provided, further, that all representations and warranties related to any claim asserted in writing prior to the expiration of the applicable Survival Period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

         14.3 Confirmatory Instruments; Appointment of Buyer as Attorney-in-Fact. Each Seller shall take all such action and execute all such instruments and documents as Buyer may reasonably require in order to better assure, confirm and vest in Comed the use, title and ownership (and each Seller shall warrant, confirm and defend such use, title and ownership) of any and all assets (exclusive of those since disposed of in the ordinary course of business) that were formerly used or owned by the now dissolved Florida corporation of the same name as Comed. Each Seller hereby irrevocably appoints Buyer his or her agent and attorney-in-fact, in the name and place of such Seller, to execute any and all such instruments and documents as may be required in order to give effect to such Seller's undertakings set forth in the preceding sentence.

         14.4 Further Assurances. Each Seller and Buyer will comply with any and all requirements imposed by applicable federal law or state law which are necessary to authorize and validate the sale, transfer and assignment of the Shares to Buyer and otherwise to effectuate the purposes of this Agreement.

         14.5 Nondisclosure.   Sellers will not at any time after
the date of this Agreement divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of Comed (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("confidential information"); provided, however, that such undertaking shall lapse if the Closing does not take place. In the event that the transactions contemplated hereby are not consummated, Buyer will not utilize (except for purposes of this Agreement), divulge, furnish to or make accessible to anyone any confidential information and copies of all such information in Buyer's possession shall be returned by Buyer to Sellers.

         Any information, which (i) at or prior to the time of disclosure by Buyer or either Seller was generally available to the public through no breach of this covenant, (ii) was available to the public on a nonconfidential basis prior to its disclosure by Buyer or either Seller or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of Buyer or either Seller, shall not be deemed confidential information for purposes hereof, and the undertakings in this covenant with respect to confidential information shall not apply thereto.

         14.6 Succession  and  Assignments;  Third  Party
Beneficiaries.   This Agreement may not be assigned (either
voluntarily or involuntarily) by any party hereto without the express written consent of the other parties. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

         14.7 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be personally delivered by a overnight courier service, charges prepaid, by postage prepaid mail or by facsimile transmissions to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section).
                   (a)  To Sellers:

                   Douglas Drew and Donna L. Drew
                   62 Kensington Road
                   Hampton Falls, NH 03844


                   With a copy to:

                   Casassa and Ryan
                   459 Lafayette Road
                   Hampton, New Hampshire 03842-2242

                   Attn:  John J. Ryan, Esq.


              (b)  To Nova or Buyer:

                   Nova Technologies, Inc.
                   89 Cabot Court, Unit L
                   Hauppauge, NY 11788

                   Attn:  President


                   With a copy to:

                   Parker Duryee Rosoff & Haft
                   529 Fifth Avenue
                   New York, New York 10017

                   Attn:  Ira I. Roxland, Esq.


Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) twenty-four hours after shipment by such courier service.

         14.8 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New
York without giving effect to the principles of conflicts of law thereof.

         14.9 Additional Defined Term. The term "knowledge" as used in this Agreement with respect to a party's awareness of the presence or absence of a fact, event or condition shall mean (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted himself or herself faithfully and exercised a sound discretion in the management of his or her own affairs.

         14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

         14.11 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to all other rights and remedies to which the parties may be entitled at law or in equity.

         14.12 Entire Agreement. This Agreement, including the Exhibits and Schedules and Annexes attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, and cannot be amended or changed except in writing signed by the parties.

         14.13 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

         14.14 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                             NOVA TECHNOLOGIES, INC.

                             By:
                                  Name:
                                  Title: President


                             DOUGLAS DREW


                             DONNA L. DREW


                             VIVAX MEDICAL CORP.


                             By:
                                  Name:
                                  Title:



                          TABLE OF CONTENTS




I.  PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . .  1

    1.1  Transaction . . . . . . . . . . . . . . . . . . . . .  1
    1.2  Disclosure Schedule . . . . . . . . . . . . . . . . .  2

II.  PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . .  2

    2.1  Purchase Price; Payment . . . . . . . . . . . . . . .  2
    2.2  Determination of Actual Operating Income. . . . . . .  3

III.  CLOSING; TERMINATION . . . . . . . . . . . . . . . . . .  4

    3.1  Closing . . . . . . . . . . . . . . . . . . . . . . .  4
    3.2  Sellers' Closing Deliveries . . . . . . . . . . . . .  5
    3.3  Buyer's Closing Deliveries. . . . . . . . . . . . . .  6

IV.  REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . .  7

    4.1  Organization and Standing . . . . . . . . . . . . . .  7
    4.2  Capitalization. . . . . . . . . . . . . . . . . . . .  8
    4.3  Subsidiaries. . . . . . . . . . . . . . . . . . . . .  8
    4.4  Authority . . . . . . . . . . . . . . . . . . . . . .  8
    4.5  Properties. . . . . . . . . . . . . . . . . . . . . .  8
    4.6  Contracts Listed; No Default. . . . . . . . . . . . .  9
    4.7  Litigation. . . . . . . . . . . . . . . . . . . . . . 10
    4.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . . 10
    4.9  Compliance with Laws and Regulations. . . . . . . . . 11
    4.10 Environmental Matters . . . . . . . . . . . . . . . . 12
    4.11 Insurance . . . . . . . . . . . . . . . . . . . . . . 13
    4.12 No Breaches . . . . . . . . . . . . . . . . . . . . . 14
    4.13 Disclosure Schedule Complete. . . . . . . . . . . . . 14
    4.14 Employees . . . . . . . . . . . . . . . . . . . . . . 14
    4.15 Financial Statements. . . . . . . . . . . . . . . . . 15
    4.16 Absence of Certain Changes or Events. . . . . . . . . 16
    4.17 Governmental Licenses, Permits, Etc . . . . . . . . . 16
    4.18 Employee Benefit Plans; ERISA.. . . . . . . . . . . . 17
    4.19 Brokers . . . . . . . . . . . . . . . . . . . . . . . 19
    4.20 Real Property . . . . . . . . . . . . . . . . . . . . 19
    4.21 Intellectual Property . . . . . . . . . . . . . . . . 20
    4.22 Warranties. . . . . . . . . . . . . . . . . . . . . . 21
    4.23 Customers and Suppliers . . . . . . . . . . . . . . . 21
    4.24 Inventories . . . . . . . . . . . . . . . . . . . . . 21
    4.25 Condition of  Assets. . . . . . . . . . . . . . . . . 21
    4.26 Governmental Approvals. . . . . . . . . . . . . . . . 21
    4.27 Medicare Reimbursement Claims . . . . . . . . . . . . 22
    4.28 No Omissions or Untrue Statements . . . . . . . . . . 22

V.  REPRESENTATIONS AND WARRANTIES OF BUYER AND NOVA . . . . . 22

    5.1  Organization and Standing of Nova and Buyer . . . . . 22
    5.2  Buyer's Authority . . . . . . . . . . . . . . . . . . 23
    5.3  No Breaches . . . . . . . . . . . . . . . . . . . . . 23
    5.4  Governmental Approval; Consents . . . . . . . . . . . 24
    5.5  Litigation. . . . . . . . . . . . . . . . . . . . . . 24
    5.6  Compliance with Laws and Regulations. . . . . . . . . 25
    5.7  Valid Issuance. . . . . . . . . . . . . . . . . . . . 25
    5.8  Brokers . . . . . . . . . . . . . . . . . . . . . . . 25
    5.9  Nova's SEC Reports. . . . . . . . . . . . . . . . . . 25
    5.10 Adverse Developments. . . . . . . . . . . . . . . . . 26
    5.11 No Omissions or Untrue Statements . . . . . . . . . . 26

VI.  CONDUCT OF BUSINESS PENDING CLOSING . . . . . . . . . . . 26

    6.1  Access to Buyer . . . . . . . . . . . . . . . . . . . 27
    6.2  Conduct of Business . . . . . . . . . . . . . . . . . 27
    6.3  Consents and Notices. . . . . . . . . . . . . . . . . 29
    6.4  Exclusivity to Buyer. . . . . . . . . . . . . . . . . 29

VII.  CONDITIONS TO SELLERS' OBLIGATIONS . . . . . . . . . . . 29

    7.1  Compliance by Buyer . . . . . . . . . . . . . . . . . 29
    7.2  Accuracy of Nova's and Buyer's Representations. . . . 29
    7.3  Litigation. . . . . . . . . . . . . . . . . . . . . . 30
    7.4  Material Adverse Change . . . . . . . . . . . . . . . 30
    7.5  Documents . . . . . . . . . . . . . . . . . . . . . . 30

VIII.  CONDITIONS TO BUYER'S OBLIGATIONS . . . . . . . . . . . 30

    8.1  Compliance by Sellers . . . . . . . . . . . . . . . . 30
    8.2  Accuracy of Sellers' Representations. . . . . . . . . 31
    8.3  Material Adverse Change . . . . . . . . . . . . . . . 31
    8.4  Consents and Notices. . . . . . . . . . . . . . . . . 31
    8.5  Litigation. . . . . . . . . . . . . . . . . . . . . . 31
    8.6  Compliance with Laws. . . . . . . . . . . . . . . . . 31
    8.7  Accountant's Advice . . . . . . . . . . . . . . . . . 32
    8.8  Documents . . . . . . . . . . . . . . . . . . . . . . 32

IX.  CASUALTIES. . . . . . . . . . . . . . . . . . . . . . . . 32

    9.1  Risk of Loss. . . . . . . . . . . . . . . . . . . . . 32

X.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . 32

    10.1 By Sellers. . . . . . . . . . . . . . . . . . . . . . 32
    10.2 By Buyer. . . . . . . . . . . . . . . . . . . . . . . 33
    10.3 Claims Procedure. . . . . . . . . . . . . . . . . . . 33
    10.4 Limitations on Liability. . . . . . . . . . . . . . . 34
    10.5 Right of Set-off. . . . . . . . . . . . . . . . . . . 34

XI.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 34

    11.1 Mutual Cooperation. . . . . . . . . . . . . . . . . . 34
    11.2 Changes in Representations and
         Warranties of Sellers . . . . . . . . . . . . . . . . 34
    11.3 Changes in Representations and
         Warranties of Nova or Buyer . . . . . . . . . . . . . 35

XII.     ACQUISITION OF SHARES, INITIAL
    AND TERM NOTES AND NOVA SHARES . . . . . . . . . . . . . . 35

    12.1 Investment Intent . . . . . . . . . . . . . . . . . . 35
    12.2 Sellers' Investment Intent. . . . . . . . . . . . . . 36

XIII. TERMINATION. . . . . . . . . . . . . . . . . . . . . . . 36

    13.1 Termination Prior to Closing. . . . . . . . . . . . . 36
    13.2 Consequences of Termination . . . . . . . . . . . . . 37

XIV.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 37

    14.1  Expenses . . . . . . . . . . . . . . . . . . . . . . 37
    14.2  Survival of Representations,
          Warranties and Covenants . . . . . . . . . . . . . . 37
    14.3  Confirmatory Instruments; Appointment
          of Buyer as Attorney-in-Fact . . . . . . . . . . . . 38
    14.4  Further Assurances.. . . . . . . . . . . . . . . . . 39
    14.5  Nondisclosure. . . . . . . . . . . . . . . . . . . . 39
    14.6  Succession and Assignments;
          Third Party Beneficiaries. . . . . . . . . . . . . . 40
    14.7  Notices. . . . . . . . . . . . . . . . . . . . . . . 40
    14.8  Construction . . . . . . . . . . . . . . . . . . . . 42
    14.9  Additional Defined Term. . . . . . . . . . . . . . . 42
    14.10 Counterparts . . . . . . . . . . . . . . . . . . . . 42
    14.11 No Implied Waiver; Remedies. . . . . . . . . . . . . 42
    14.12 Entire Agreement . . . . . . . . . . . . . . . . . . 42
    14.13 Headings . . . . . . . . . . . . . . . . . . . . . . 43
    14.14 Severability . . . . . . . . . . . . . . . . . . . . 43